EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Interpool, Inc. and subsidiaries

We consent to the incorporation by reference in Registration Statement No. 333-138623 on Form S-8, Registration Statement No. 333-127088 on Form S-3 and Registration Statement No. 333-73294 on Form S-8 of Interpool, Inc. and subsidiaries of our reports dated March 9, 2007, with respect to the consolidated balance sheets of Interpool, Inc. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2006, management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 annual report on Form 10-K of Interpool, Inc.

As disclosed in Note 1 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 123R, "Share-Based Payments" on January 1, 2006.

/s/ KPMG LLP
Short Hills, New Jersey
March 9, 2007